EXHIBIT 99.2

PLIANT CORPORATION

Adjusted EBITDA Reconciliation

($ Millions)

	3 mos. ended 12/31/02	3 mos. ended 09/30/02	12 mos. Estimated 12/31/03
2002 Net Income (loss)	$(43.4)
2002 Q3 YTD Net Income (loss)	(7.6)

Net Income (loss)	(35.8)	$(7.5)	$(1.5)
Adjustments:
Income tax expense (benefit)	(1.3)	(1.9)	—
Interest expense	20.2	19.1	82.3
Depreciation and amortization	11.9	12.0	43.2
Restructuring and other costs	31.2	5.8	8.0
Other non-cash charges and net adjustments for certain unusual items—net	—	0.3	—

Adjusted EBITDA	$26.2	$27.8	$132.0

Interest Expense Reconciliation
($ Millions)

Interest expense			$82.3
Amortization of bank fees			(4.0)

Cash interest expense			$78.3